EXHIBIT 10.3.13.5

SETTLEMENT AGREEMENT AND RELEASE IN FULL

This Settlement Agreement and Release in Full (“Agreement”) is entered into between Jeffrey A. Elias (“Elias”)  and Westaff, Inc. a Delaware corporation and Westaff Support, Inc., a California corporation and subsidiary of Westaff, Inc., (collectively, “Westaff”).

WHEREAS, Elias was employed by Westaff Support, Inc. as Senior Vice President, Corporate Services pursuant to the November 28, 2006 Employment Agreement, and all amendments thereto  (as amended the “Employment Agreement”); and

WHEREAS, on May 22, 2008, Elias resigned from his position as Senior Vice President, Corporate Services (“Resignation Date”), and the parties hereto wish to specify and agree upon the terms and conditions of Elias’s resignation from Westaff by entering into this Agreement.

Thus, in consideration of the mutual covenants and promises contained in this Agreement, Elias and Westaff agree as follows:

1.                                       Elias, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns shall forever waive, release, discharge, and covenant not to sue Westaff, all related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section (hereinafter also referred to as the “Released Parties”).  Elias understands and agrees that he is releasing all known and unknown claims, promises, causes of action, or similar rights of any type that he may have (the “Claims”) against any Released Party, except that he is not releasing any claims that relate to (i) his right to enforce this Agreement; or (ii) any rights or claims which may arise or accrue after he signs this Agreement.  Elias further understands that the Claims he is releasing may arise under many different laws (including statues, regulations, other administrative guidance, and common law doctrines), including, but not limited to:

a.               Anti-discrimination statutes, such as Title VII of the Civil Rights Act of 1964,  Section 1981 of the Civil Rights Act of 1866, Executive Order 11246, the California Fair Employment and Housing Act (Gov. Code 12900 et seq.) and the California Family Rights Act, which prohibit discrimination based race, religion, color, national origin, ancestry, physical disability, mental disability, medical condition, marital status, sex, age, or sexual orientation; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Age Discrimination in Employment Act of 1967, which prohibits age discrimination; the Americans With Disabilities Act and Section 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local law prohibiting employment or wage discrimination.

b.              Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards

Act of 1938 and the California Labor Code or Industrial Welfare Commission Wage Orders, which regulate wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

c.               Other laws, such as any federal, state, or local laws governing the payment of wages or benefits, including any law providing for penalties and interest, as well as laws governing working conditions, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith.

d.              Tort and Contract Claims, such as claims for wrongful discharge, physical or personal injury, emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing, and similar or related claims.

e.               Examples of released Claims include, but are not limited to:  (i) Claims for unpaid wages, penalties under federal or state wage laws, and interest thereon; (ii) Claims that in any way relate to employment with the Company or any other Released Party, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, unused accrued vacation or sick pay; (iii) Claims that in any way relate to the design or administration of any employee benefit program; (iv) Claims of irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; or (v) any Claims to attorneys’ fees or other indemnities.

2.                                       Elias understands that this Agreement is a full and final release covering all known and unknown claims, and he waives all rights or benefits that he may have now or in the future, under the terms of Section 1542 of the California Civil Code which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

3.                                       Elias, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns, also agrees and covenants not to file a lawsuit or administrative complaint to assert any claim with respect to his employment with Westaff, or the cessation of his employment with Westaff prior to the execution of this Agreement.  Any lawsuit or administrative complaint filed in violation of this Agreement by Elias, for and on behalf of himself or his heirs, beneficiaries, executors, administrators, attorneys, successors, or assigns shall automatically constitute a breach of this Agreement, and in addition to any other legal remedies available to Westaff may immediately terminate this Agreement and Westaff shall have no further obligation to pay any salary continuation compensation as set forth in section 4 of this Agreement.  Additionally, Elias will no longer be entitled to any benefits as described in section 5 of this Agreement.

4.                                       As consideration for Elias’s agreement to the terms and conditions of this Agreement, Westaff will pay Elias a severance pay of a sum equal to twenty-six (26) weeks salary.  Elias’s severance pay will be in the form of salary continuation based on Elias’s current pay (“Salary Continuation Compensation”).  “Current pay” means Elias’s base salary rate in effect as of May 22, 2008.   Elias’s salary continuation shall be paid on a bi-weekly basis at the same time as Westaff’s regular payroll.  The bi-weekly amount is $9,615.39 (gross) less appropriate federal and state tax withholding and statutory deductions and shall begin on the first pay period following the eighth (8th) day after the date of execution by both parties to this Agreement.  Elias acknowledges that he has been paid all wages due, including any incentive compensation, as well as his accrued, but unused vacation pay in a single lump sum payment less all appropriate withholdings through May 26, 2008.  Elias understands that he shall not be entitled to accrue vacation and sick time during the salary continuation period.

5.                                       Elias will continue participation in Westaff’s benefit plans while receiving salary continuation, namely, Westaff’s medical, dental and vision plans, life insurance, supplemental life insurance, long and short term disability, 401(k) savings plans, deferred compensation plan and flexible spending accounts, if applicable.  Participation in these plans will terminate upon the first to occur of 1) the expiration of the 26 week salary continuation period, or 2) the date Elias becomes entitled to benefits under a comparable plan of another employer.

6.                                       Elias’s unexercised options to purchase Westaff stock shall terminate as of the Resignation Date, in accordance with the terms and conditions of the Westaff, Inc. 2006 Stock Inventive Plan (the “Plan”) and the Notices of Grant given to Elias under such Plan.

7.                                       Nothing contained in this Agreement, or the fact of its submission to Elias, shall be admissible evidence in any judicial, administrative, or other legal proceeding, or be construed as an admission of any liability or wrongdoing on the part of Westaff or the other Released Parties of any violation of federal or state statutory or common law or regulation.

8.                                       Elias acknowledges that he has entered into this Agreement freely, knowingly, and voluntarily; it is further understood and agreed that this Agreement was reached and agreed to by the parties in order to avoid the expense of litigation, as well as the uncertainties of potential litigation.

9.                                       By signing this Agreement, Elias understands and agrees that all post-termination obligations of Elias under his Employment Agreement will remain in full force and effect including, but not limited to, all provisions relating to Elias’s obligations to (a) protect proprietary/confidential information, (b) abide by any Confidential Information and Invention Agreement, and (c) refrain from soliciting Westaff employees and clients as set forth in his Employment Agreement.  Elias further understands and agrees that should Elias violate Elias’s post-termination obligations, Westaff may immediately terminate this Agreement and Westaff shall have no further obligation to pay any Salary Continuation Compensation as set forth in section 4 of this Agreement.  Additionally, Elias will no longer be entitled to any benefits as described in section 5 of this Agreement.

10.                                 The parties further agree that they will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame or disparage the person and/or business reputations, practices, or conduct of the parties.

11.                                 Elias agrees and acknowledges that he has read this Agreement carefully and fully understands all of its provisions.  Westaff advises Elias to consult with legal counsel with respect to this Agreement before executing it, and Elias acknowledges that he has had the opportunity to consult with legal counsel regarding the terms and conditions of this Agreement, and that he has had ample time to review this Agreement.  Elias acknowledges that he has had the opportunity to have at least twenty-one (21) days to consider the terms and conditions set forth in this Agreement.  By signing below, Elias acknowledges that he has voluntarily accepted the terms and conditions of this Agreement.

12.                                 Elias represents that he has not assigned or transferred any Claim that he is releasing, nor has he purported to do so.

13.                                 Elias acknowledges and agrees that Westaff has not made any representations to him regarding the tax consequences of any amounts received by or paid to Elias.  Elias agrees to pay all federal, state, and local taxes, if any, that are required by law to be paid by him with respect to the amounts paid under this Agreement.  Elias agrees to indemnify, defend, and hold harmless Westaff and the Released Parties from any claims, demands, deficiencies, assessments, executions, judgments, or recoveries by any governmental entity against Westaff or any of the Released Parties for any amounts claimed due with respect to payments made pursuant to this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by Westaff or the Released Parties, including attorneys’ fees, in the event Westaff, the Released Parties, or any of them individually, are required to file suit or take other legal action to enforce this paragraph.

14.                                 Subject to paragraph 9 of this Agreement, this Agreement constitutes the entire agreement among the parties hereto with respect to all the matters discussed herein, and supersedes all prior or contemporaneous discussions, communications or agreements, expressed or implied, written or oral, including any written contract of employment, by or between the parties including, but not limited to Elias’s Employment Agreement dated November 28, 2006 and any amendments thereto.  The Agreement may not be modified or canceled in any manner except by a writing signed by Elias and an authorized Westaff official.  Elias acknowledges that the Released Parties have made no representations or promises to him, other than those in this Agreement.  If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.  The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants.  Should any part or provision of this Agreement be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.

15.                                 This Agreement binds Elias’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.  If at any time Westaff is a party to any acquisition, merger, consolidation or reorganization, this Agreement shall remain in full force and effect.

16.                                 This Agreement may be executed in counterparts and shall be construed and enforced in accordance with the laws of the State of California.

17.                                 This Agreement shall not become effective or enforceable until seven (7) days after the date of execution by both parties of this Agreement (the “Effective Date”).  Elias shall have the right to revoke this Agreement at any time during the seven (7) day ratification period.  Revocation can be made by delivering a written notice of revocation to Jamie Ryan, Vice President, Legal via hand delivery, Federal Express, or certified mail return receipt requested.  Written notice must be received by Jamie Ryan no later than 5:00 p.m. on the 7th calendar day after Elias signs this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date specified below.

Dated: June 2nd, 2008	By:	/s/ Jeffrey A. Elias
(Jeffrey A. Elias)

Dated: June 2, 2008	By:	/s/ Jamie M. Ryan
(Company Representative)